Exhibit 5.1

CONYERS DILL & PEARMAN
29th Floor
One Exchange Square
8 Connaught Place
Central
Hong Kong
T +852 2524 7106 | F +852 2845 9268
conyers.com

21 March 2025

Matter No. 1006991/110757832

Anna.Chong@conyers.com

+852 2842 9531

Michael.Yu@conyers.com

+852 2842 9522

LZ Technology Holdings Limited

Unit 311, Floor 3, No. 5999 Wuxing Avenue,

Zhili Town, Wuxing District

Huzhou City, Zhejiang province,

People’s Republic of China 313000

Dear Sir/Madam,

Re: LZ Technology Holdings Limited (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to the registration of an aggregate of 15,000,000 Class B Ordinary Shares of par value US$0.000025 each (the “Class B Ordinary Shares”) issuable pursuant to the LZ Technology Holdings Limited 2024 Equity Incentive Plan adopted on 15 July 2024 (the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined copies of the following documents:

1.1.	the Registration Statement; and

1.2.	the Plan.

We have also reviewed copies of:

1.3.	the second amended and restated memorandum and articles of association of the Company adopted on 6 February 2025 and effective on 26 February 2025;

1.4.	written resolutions of all the directors of the Company and written resolutions of all shareholders of the Company both dated 15 July 2024, in each case, approving inter alia the adoption of the Plan, and written resolutions of all the directors of the Company dated 20 March 2025 approving inter alia the filing of the Registration Statement (collectively, the “Resolutions”);

1.5.	a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company dated 10 March 2025 (the “Certificate Date”); and

1.6.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures, stamps and seals and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us;

2.4.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.6.	that upon issue of any Class B Ordinary Shares by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.7.	the number of Class B Ordinary Shares which may be delivered pursuant to the Plan are within the limit provided under the Plan;

2.8.	that the Company will have sufficient authorised but unissued Class B Ordinary Shares in its share capital to effect the issue of any of the Class B Ordinary Shares at all relevant time;

2.9.	that on the date of any issue of any award or Class B Ordinary Shares under the Plan, the Company is, and after any such issue of any award or Class B Ordinary Shares under the Plan, the Company is and will be able to, pay its debts;

2.10.	that no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any shares of the Company; and

2.11.	the validity and binding effect under the laws of the United States of America of the Registration Statement, and that the Registration Statement will be duly filed with or declared effective by the Commission.

3.	QUALIFICATIONS

3.1.	“Non-assessability" is not a legal concept under Cayman Islands law, but when we describe the Class B Ordinary Shares herein as being "non-assessable" we mean, subject to any contrary provision in any agreement between the Company and any one of its members holding any of the Class B Ordinary Shares (but only with respect to such member), that no further sums are payable with respect to the issue of such Class B Ordinary Shares and no member shall be bound by an alteration in the constitutional documents of the Company after the date upon which it became a member if and so far as the alteration requires such member to take or subscribe for additional Class B Ordinary Shares or in any way increases its liability to contribute to the share capital of, or otherwise pay money to, the Company.

3.2.	We express no opinion with respect to the issue of Class B Ordinary Shares pursuant to any provision of the Plan that purports to obligate the Company to issue Class B Ordinary Shares following the commencement of a winding up or liquidation.

3.3.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

4.2.	The Class B Ordinary Shares, when issued and paid for in accordance with the Plan and registered in the register of members of the Company, will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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